Exhibit 99.1

Frequency Therapeutics Appoints Cynthia Feldmann to its Board of Directors

WOBURN, Mass., Sept. 25, 2020 – Frequency Therapeutics, Inc. (Nasdaq: FREQ), a clinical-stage biotechnology company focused on harnessing the body’s innate biology to repair or reverse damage caused by a broad range of degenerative diseases, today announced the appointment of Cynthia Feldmann to its Board of Directors.

Ms. Feldmann is an experienced finance and accounting professional who brings to Frequency several decades of experience in life sciences and public company board leadership. She was formerly a partner at KPMG LLP, where she held leadership roles in the firm’s medical technology and health care and life sciences industry groups, and was the lead partner in the life sciences practice for Coopers & Lybrand (now PricewaterhouseCoopers LLP) during her 19-year career there. Currently, she is a member of the board of directors at STERIS PLC (NYSE: STE) and at UFP Technologies (NASDAQ: UFPT).

“Cynthia’s financial expertise and deep public board experience will be of tremendous value to our organization as we continue to scale Frequency,” said David L. Lucchino, Frequency’s chief executive officer. “We look forward to her contributions as we work to advance a therapy to potentially treat the millions of people with hearing loss and move toward development of our remyelination program for patients with multiple sclerosis.”

“I am thrilled to join Frequency’s board and to be part of a company working to solve such a profoundly complex challenge as hearing restoration,” said Ms. Feldmann. “I have been deeply impressed both with the strength and vision of leadership, the commitment of the team to pursue this audacious objective and their focus on building a world-class research and development organization. It’s exciting to join the company at this time to be part of something so potentially groundbreaking.”

Ms. Feldmann has served on the STERIS board for more than fifteen years and chaired its audit committee for eight years. She has also been a director at Atrius Health, Hanger Inc. (NYSE: HNGR), a provider of orthotic and prosthetic services and products and Heartware International, Inc., a medical device company that was acquired by Medtronic.

“Cynthia is a great addition and will provide tremendous perspective having worked as an independent board member for newly-public companies and contributing to their success over time,” said Marc A. Cohen, chairman of the board of directors at Frequency Therapeutics. “Her breadth of experience will further strengthen the organization, and I look forward to her partnership during this important time for the company and its growth.”

About Frequency Therapeutics

Frequency Therapeutics is a leader in the development of medicines designed to activate progenitor cells within the body to treat degenerative diseases. The Company’s progenitor cell activation (PCA) approach stimulates progenitor cells to create functional tissue with the aim of developing disease modifying therapies. The Company’s lead product candidate, FX-322, is designed to regenerate auditory hair cells to restore hearing function. In an FX-322 Phase 1/2 study, statistically significant and clinically meaningful improvements in key measures of hearing function in patients with sensorineural hearing loss were observed. FX-322 is being evaluated in an ongoing Phase 2a clinical study in patients with sensorineural hearing loss. The Company also is evaluating additional diseases where its PCA approach could create functional tissue, including a discovery program in multiple sclerosis.

Headquartered in Woburn, Mass., Frequency has a license and collaboration agreement with Astellas Pharma Inc. for FX-322, for which it retains U.S. rights, as well as additional collaboration and licensing agreements with academic and nonprofit research organizations including The Scripps Research Institute, Cambridge Enterprises Limited (the commercialization arm of the University of Cambridge), Massachusetts Eye and Ear, Mass General Brigham and the Massachusetts Institute of Technology. For more information, visit www.frequencytx.com and follow Frequency on Twitter @Frequencytx.

Investor Contact:

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

617-914-0008

Media Contact:

Suzanne Day

Frequency Therapeutics

sday@frequencytx.com

781-496-2211